Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 31, 2023 (which includes an explanatory paragraph relating to Annovis Bio, Inc’s ability to continue as a going concern), relating to the financial statements of Annovis Bio, Inc. as of and for the year ended December 31, 2022, appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

June 21, 2024